UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/19/2011

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Fort Washington Executive Center
600 Office Center Drive
Fort Washington, PA 19034
(Address of principal executive offices, including zip code)

215 706 5300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 19, 2011, Nutrisystem, Inc. (the "Company") announced the appointment of Michael Amburgey, age 50, as Executive Vice President and Chief Marketing Officer. Prior to joining the Company, Mr. Amburgey had been Head of Marketing at Healthways, Inc. during September 2011, and he served as Senior Vice President Consumer Marketing at Schneider Electric from May 2011 to August 2011. Concurrently, Mr. Amburgey was Partner at Chief Outsiders, a strategic consulting firm that provides chief marketing officer services, from December 2010 to October 2011. Previously, Mr. Amburgey was Chief Marketing Officer at Oreck Corporation from September 2008 to October 2010 and served as Vice President of Marketing and Direct Response Sales at Oreck Corporation from September 2007 to September 2008. From February 2005 to August 2007, Mr. Amburgey held senior level positions at Nautilus, Inc., where he served as Vice President of Marketing and Direct Sales, Bowflex/Schwinn Fitness, from January 2007 to August 2007, and Vice President of Marketing, Bowflex/Schwinn Fitness, from February 2005 to December 2006. Prior to that, Mr. Amburgey held marketing positions at GlaxoSmithKline Consumer Healthcare (1993-2005), Jergens/Kao (1986-1993), and he started his career in 1983 in brand management at Procter & Gamble.

        Pursuant to an employment agreement between Mr. Amburgey and the Company, dated October 3, 2011, Mr. Amburgey will receive a base salary of $300,000 per annum. Under the agreement, Mr. Amburgey is eligible to receive an annual bonus of 75% of his base salary. In addition, Mr. Amburgey will receive a signing bonus in the amount of $60,000, which will be paid in two equal installments of $30,000 payable on the Company's first regular pay dates immediately following January 1, 2012 and January 1, 2013, respectively. Pursuant to the terms of his employment agreement, on his first day of employment, October 17, 2011, Mr. Amburgey received a restricted stock grant of 78,125 shares, having a value of $1,000,000 (based upon the closing share price of the Company's common stock on October 14, 2011 of $12.80). Mr. Amburgey's restricted stock grant will vest over four years from the grant date provided that Mr. Amburgey is employed by the Company on each vesting date. In the event of a termination of the employment agreement by the Company without cause within twelve months following a "change of control" (as defined in the agreement), Mr. Amburgey shall become 100% vested in his restricted stock grant.

        Under Mr. Amburgey's employment agreement, he is entitled to participate in an annual bonus program as established by the Company's board of directors or its compensation committee, as well as any bonus program established for officers of the Company generally. The initial two-year term of Mr. Amburgey's employment agreement commenced on October 17, 2011, and thereafter, the agreement provides for automatic one-year renewal terms unless either party gives notice of non-renewal at least three months prior to the end of the then current term. A one-year automatic renewal also occurs in the event of a change of control. If Mr. Amburgey's employment with the Company terminates without cause (as defined in the agreement), then upon one month's notice and in exchange for a mutual general release, (i) the Company will pay a lump-sum severance payment in an amount equal to the sum of (a) twelve months of salary then in effect, (b) a pro rated amount of the annual bonus (calculated at 75% of salary) from the first day of the fiscal year in which the termination occurred through the date of the termination and (c) the value of the premium cost to the Company to continue Mr. Amburgey on the Company's group life and AD&D policy for the twelve-month period following his termination date; (ii) the Company will provide group healthcare and dental coverage for twelve months at Mr. Amburgey's normal contribution rates; (iii) Mr. Amburgey's covenants against noncompetition shall be reduced to a twelve-month period from the termination date; and (iv) the vesting of Mr. Amburgey's restricted stock grant will become accelerated by a period of twelve months on the date of such termination.

        Additional information regarding Mr. Amburgey is included in the Company's press release dated October 19, 2011, which is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.                Description

10.1        Employment Agreement, dated as of October 3, 2011, by and between Nutrisystem, Inc. and Michael R. Amburgey.

99.1        Press release, dated October 19, 2011, regarding the appointment of Michael Amburgey, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: October 19, 2011	By:	/s/ David D. Clark
David D. Clark
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Michael R. Amburgey Employment Agreement
EX-99.1	Michael R. Amburgey Announcement as CMO